FOR IMMEDIATE RELEASE

Intellect Neurosciences, Inc. Announces Independent Studies on Copper Binding Properties of its Lead Candidate OXIGON™

Studies Support Potential for Alzheimer’s Disease and Other Neurodegenerative Diseases

NEW YORK, NY, March 3, 2009 /PRNewswire/ — Intellect Neurosciences, Inc. (OTC Bulletin Board: ILNS) -, a biopharmaceutical company focused on development of disease-modifying therapeutic agents for Alzheimer's disease (“AD”), announced today that the chemical structure of OXIGON™ (indole-3-propionic acid) has been independently shown to form copper complexes.  This discovery provides important insight into how the drug neutralizes the neurotoxicity of Alzheimer’s beta-amyloid toxin, previously reported by several investigators.  Also, it provides further support that OXIGON™ has broad potential for use in the treatment of other neurodegenerative conditions, such as Parkinson’s disease, where metal binding is believed to induce the pathological aggregation of proteins. The discovery regarding the metal binding properties of OXIGONTM was reported by Professor Liang Hong and colleagues from Guangxi Normal University, Guilin, China, in February 2008 in an online publication, CJI.

Intellect is developing OXIGONTM as a drug candidate for AD. The drug, which has disease-modifying potential by preventing metal-dependent aggregation, neurotoxicity and deposition of beta amyloid, has been tested in human Phase I trials for safety and tolerability at various doses and different durations in a total of 90 elderly, healthy volunteers. The development of OXIGON™ as a drug candidate for AD has been supported in part by the National Institute of Aging, the BIRD Foundation and The Institute for the Study of Aging. The Company is seeking additional investments to support initiation of Phase II clinical trials for OXIGON™ in Alzheimer’s patients.

Dr. Daniel Chain, Intellect's Chairman and CEO commented: "We were very interested to learn that OXIGON™ has metal binding properties”. Dr. Chain added: “These data fit perfectly with those previously reported by Professor Blas Frangione and his colleagues from New York University more than ten years ago regarding a direct physical interaction between the beta amyloid protein and melatonin, a close structural homolog of OXIGON™.  The interaction was shown to involve four specific amino acids, which now are known to comprise the high affinity copper binding site in the beta amyloid protein.  Professor Hong’s findings provide the missing link to explain the biochemical significance of these earlier findings, from which we gain additional insight into the mechanism of action of our drug candidate. OXIGON™ is considerably more potent than melatonin in blocking beta-amyloid neurotoxicity and offers several other pharmacological advantages.”

“Neurotoxicity observed in AD is believed to be related to the toxicity from reactive oxygen species produced in the brain by beta-amyloid protein bound primarily to copper ions.” commented Professor Kelvin Davies Chairman of the Company's Scientific Advisory Board. Dr Davies is the James E. Birren Chair in Gerontology and is Professor of Molecular & Computational Biology at the University of Southern California. Professor Davies added: “Moreover, the so-called “redox activity” of the bound metal ion can lead to the formation of soluble neurotoxic oligomers as well as fibrillar forms of the protein, which eventually deposit as plaques in the brains of AD patients.  This important new finding that the OXIGON™ molecule can bind metal ions such as copper is highly suggestive of a mode of action in common with other compounds, referred to as metal protein attenuating compounds, which have begun to show promising proof of concept in human clinical trials”. Professor Davies concluded:  “We believe that OXIGON™, which appears to be well tolerated in humans and enters the brain, is an especially promising drug candidate with broad therapeutic potential”.

About Alzheimer's disease

Alzheimer's disease, the most common form of dementia, is characterized by progressive loss of memory and cognition, ultimately leading to complete debilitation and death. A hallmark feature of Alzheimer's pathology is the presence of insoluble protein deposits, known as beta-amyloid, on the surface of nerve cells, which results from the accumulation of soluble beta-amyloid in the brain. The effects of the disease are devastating to the patients as well as the caregivers, with significant associated health care costs. It is estimated that there are more than 5 million Americans and about 30 million people suffering from Alzheimer's disease world wide, with the number expected to increase dramatically as the global population ages. Currently marketed drugs transiently affect some of the symptoms of the disease, but there are no drugs on the market today that slow or arrest the progression of the disease. These symptomatic drugs are projected to generate more than US $6 billion in sales by 2010, indicating both the size of the market and the demand for effective treatment beyond symptomatic improvements.

Intellect Neurosciences, Inc. is a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease and other disorders. The Company’s drug product pipeline includes OXIGON™, which has been tested in Phase 1 clinical trials; IN-N01, a humanized monoclonal antibody designed to promote the clearance of soluble beta amyloid; and RECALL-VAX, a vaccine technology that has potential to delay or prevent Alzheimer's disease in people who are at risk. The Company has underlying intellectual property assets, including several patent families supporting its internal programs, and a pivotal patent estate regarding passive AD immunotherapy. The Company granted a non-exclusive, worldwide, royalty-bearing license to its ANTISENILIN® monoclonal antibody platform to Wyeth and Elan Pharma International Ltd. The license grants rights to Wyeth and Elan under Intellect's patents with respect to the development and sale of Bapineuzumab, a monoclonal antibody intended to treat AD. Wyeth and Elan are currently testing Bapineuzumab in several thousand Alzheimer's patients in a Phase 3 clinical trial. Recently, the Company granted a similar non-exclusive license to another top tier global pharmaceutical company.

Safe Harbor Statement Regarding Forward-Looking Statements

The statements in this release and oral statements made by representatives of Intellect relating to matters that are not historical facts (including without limitation those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Intellect's product candidates and the sufficiency of Intellect's cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, or Intellect's ability to fund such efforts with or without partners. Intellect undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Intellect's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Intellect's Annual Report on Form 10-KSB/A, Amendment no. 2 (file no. 333-128226) filed on February 26, 2009, and Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2008, filed on February 17, 2009.

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